EXHIBIT 10.2

PROMISSORY NOTE

PRINCIPAL AMOUNT: US$30,000 DATED:  February 19, 2013

For value received, Sonora Resources Corp. (the “Payor”), a body corporate having its registered office located at P.O. Box 12616, Seattle, Washington, 98111, hereby acknowledges itself indebted to and promises to pay, on the terms and conditions herein set forth, to First Majestic Silver Corp. (the “Holder”) at Suite 1805 – 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2 (or such other location as the Holder may from time to time direct in writing) the principal amount of $30,000 in lawful currency of the United States (the “Principal Amount”) as follows:

(a)
The Payor will pay interest to the Holder on the Principal Amount outstanding from time to time at a rate equal to the annual London Interbank Offered US Dollar rate (“LIBOR”) for six (6) months, specified in the Financial Times or if not published then by The Wall Street Journal applicable on the repayment or prepayment date, as applicable, or if the repayment or prepayment date, as applicable, is not a business day, the first business day thereafter, plus 3.5% per cent per annum.  Interest shall be calculated and payable in arrears from the date first written above until repayment or prepayment, as applicable, in full.  Any unpaid interest will be added to the Principal Amount outstanding and will bear interest pursuant to (b) below. Interest to be paid hereunder is calculated on the basis of a year of 360 days.

(b)	The Payor will repay the Principal Amount outstanding plus any accrued and unpaid interest on demand.

(c)
The Payor shall have the right, at any time and from time to time, of prepaying all or any part of the amounts required to be paid by the Payor pursuant hereto, any such prepayment to be without notice, bonus, prepayment fee or penalty and any all prepayments so made shall be applied against the unpaid balance of the Principal Amount.

The Payor hereby waives demand, diligence, presentment for payment, protest and demand, and notice of extension, dishonour, protest, demand and non-payment of this Promissory Note.  This Promissory Note shall be governed by and construed in accordance with the laws of the Province of British Columbia and the Payor irrevocably submits to the jurisdiction of the Courts of the Province of British Columbia in respect of any dispute arising out of or relating to this Promissory Note.  Time is of the essence of this Promissory Note.

DATED effective as of and from the date first above written.

SONORA RESOURCES CORP.

By:/s/ Juan Miguel Ríos Gutiérrez
President